NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2004

Dear Shareholders:

The 2004 Annual Meeting of Shareholders of Hughes Supply, Inc. will be held on Thursday, May 20, 2004, at 10:00 a.m., local time, at our principal executive offices located at 501 West Church Street, Orlando, Florida 32805. Our mailing address is One Hughes Way, Orlando, Florida 32805. We are holding this meeting to:

•	Elect four directors to serve until the Annual Meeting of Shareholders in 2007; and

•	Consider and take action upon any other matters that may properly come before the meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on March 26, 2004, as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.

By Order of the

Board of Directors

/s/    Mark D. Scimeca

MARK D. SCIMECA

Secretary and Associate General Counsel

Orlando, Florida

April 20, 2004

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE VIA TELEPHONE OR THE INTERNET, IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. NO POSTAGE IS NEEDED IF MAILED IN THE UNITED STATES.

HUGHES SUPPLY, INC.

One Hughes Way

Orlando, Florida 32805

PROXY STATEMENT

Q:	WHY DID YOU SEND ME THIS PROXY STATEMENT?

A:	We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Hughes Supply, Inc. is soliciting your proxy to vote at the 2004 Annual Meeting of Shareholders. This proxy statement summarizes information that is intended to assist you in making an informed vote at the meeting. This proxy statement and the enclosed proxy card were first mailed to shareholders on or about April 20, 2004. Our Annual Report to Shareholders for the fiscal year ended January 30, 2004 accompanies this proxy statement.

Q:	WHERE AND WHEN IS THE ANNUAL MEETING?

A:	The annual meeting will be held on Thursday, May 20, 2004, at 10:00 a.m., local time, at our principal executive offices at 501 West Church Street, Orlando, Florida 32805.

Q:	WHAT MAY I VOTE ON?

A:	At the annual meeting, you may vote to:

•	elect four directors to serve until the Annual Meeting of Shareholders in 2007; and

•	consider and take action upon any other matters that may properly come before the meeting or any adjournment thereof.

Q:	HOW DOES HUGHES SUPPLY’S BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A:	The Board recommends that you vote FOR the election of each of the nominees.

Q:	WHO IS ENTITLED TO VOTE?

A:	You may vote if you owned Hughes Supply common stock at the close of business on Friday, March 26, 2004, the record date for the annual meeting.

Q:	HOW MANY SHARES CAN VOTE? HOW MANY VOTES DO I HAVE?

A:	As of March 26, 2004, we had 30,620,327 common shares outstanding, net of treasury shares. You are entitled to one vote for each common share held by you on the record date. Common shares held in our treasury are not considered outstanding or entitled to vote and will not be considered present at the meeting.

Q:	HOW MANY SHARES MUST BE PRESENT TO CONDUCT THE MEETING?

A:	We must have a “quorum” present in person or by proxy to hold the annual meeting. A quorum is a majority of the outstanding common shares entitled to vote. Abstentions and “broker non-votes” (described below) will be counted for the purpose of determining the existence of a quorum.

Q:	HOW DO I VOTE BY PROXY BEFORE THE MEETING?

A:	You may vote your shares in the following three ways before the meeting:

•	by mail by completing, signing and returning the enclosed proxy card;

•	by telephone at the number shown on your proxy card; or

•	through the Internet at the address shown on the proxy card.

Q:	MAY I VOTE AT THE MEETING?

A:	Yes, you may vote your shares at the meeting if you attend in person.

Q:	MAY I CHANGE MY VOTE?

A:	Yes, you may change your vote or revoke your proxy at any time before the vote at the meeting. You may change your vote by:

•	executing a proxy bearing a later date and delivering it to us prior to the meeting;

•	voting your shares in person at the meeting; or

•	voting again by telephone or through the Internet prior to the meeting.

You may also revoke your proxy without voting by sending written notice of revocation to Hughes Supply, Inc., Attention: Secretary, One Hughes Way, Orlando, Florida 32805.

Q:	HOW ARE MY SHARES VOTED IF I SUBMIT A PROXY BUT DO NOT SPECIFY HOW I WANT TO VOTE?

A:	If you submit a properly executed proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote, your shares will be voted FOR the election of each of the nominees for director and in the discretion of the persons named as proxies on all other matters that may be brought before the meeting.

Q:	HOW DO I VOTE IF MY BROKER HOLDS MY SHARES IN “STREET NAME”?

A:	Shares held in “street name” are held in the name of your bank or broker. If your shares are held in a brokerage account in street name they are not included in the total number of shares listed as owned by you on the enclosed proxy card. Your bank or broker will send you instructions on how to vote those shares.

Q:	HOW WILL VOTING BE CONDUCTED FOR DIRECTORS?

A:	The four nominees for election as directors who receive the highest number of “FOR” votes will be elected as directors. This number is a plurality. Abstentions and broker non-votes will have no effect on the outcome of the voting to elect directors. Unless you submit a properly executed proxy card or use telephone or Internet prompts to indicate “WITHHOLD AUTHORITY” or “FOR all nominees EXCEPT”, the proxy will be voted FOR each of the nominees for director.

Q:	HOW WILL VOTING BE CONDUCTED ON ANY OTHER BUSINESS?

A:	We have not received notice of any other business to be conducted at the meeting. If any other business is properly presented at the meeting, the proxies will be voted on those matters as determined by the proxy holders in their discretion.

Q:	WHAT IS A BROKER NON-VOTE?

A:	When shares are held in street name, a broker non-vote may occur when a bank or brokerage firm does not vote on a proposal because it does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. A broker non-vote is counted for the purpose of determining whether a quorum is present. Under the current rules of the New York Stock Exchange, your broker is permitted to vote your shares on certain routine matters, such as the election of directors at our 2004 Annual Meeting, even if you do not instruct the broker how to vote. However, your broker is not permitted to vote your shares on non-routine matters without receiving instructions from you.

Q:	WHO PAYS FOR THE SOLICITATION OF PROXIES?

A:	We will bear the costs of preparing and mailing this proxy statement and proxy card and any other material that may be sent to shareholders in connection with this solicitation. In addition to solicitations by regular and electronic mail, our officers and other employees may solicit proxies personally or by telephone.

Q:	WHEN ARE PROPOSALS DUE FOR THE NEXT ANNUAL MEETING OF SHAREHOLDERS?

A:	If you wish to submit a proposal for consideration at our 2005 Annual Meeting, you should submit the proposal in writing to us at the address set forth on page one of this proxy statement. You are required to have been a record or beneficial owner of at least 1% or $2,000 in market value of Hughes Supply’s common shares for a period of at least one year and you must continue to own such shares through the date on which our 2005 Annual Meeting is held. Proposals must be received by us on or before December 18, 2004, for inclusion in next year’s proxy materials. If you intend to present a proposal at our 2005 Annual Meeting without inclusion of the proposal in our proxy materials, you are required to provide notice of the proposal to us in accordance with our By-Laws no later than January 20, 2005. If you submit a proposal you must, in all other respects, comply with Rule 14a-8 under the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of March 26, 2004, the number of common shares owned beneficially by each of our directors, each of our executive officers named in the Summary Compensation Table below, all of our directors and executive officers as a group, and any persons we know to be beneficial owners of more than five percent of our outstanding common shares. This ownership information has been furnished to us by such beneficial owners or is based upon information contained in filings made by such beneficial owners with the Securities and Exchange Commission.

Directors and Named Executives	Amount and Nature of Beneficial Ownership(1)		Approximate Percent of Class(2)
John D. Baker II	50,588	(3)	*
David Bearman	45,000	(4)	*
Robert N. Blackford	61,139	(3)	*
H. Corbin Day	31,338	(3)(5)	*
David H. Hughes	630,045	(6)(7)(8)	2.05
Vincent S. Hughes	349,637	(3)(7)(8)(9)	1.14
Dale E. Jones	1,500	(3)	*
William P. Kennedy	42,750	(3)(10)	*
Patrick J. Knipe	500	(3)	*
Amos R. McMullian	8,500	(3)	*
Thomas I. Morgan	82,373	(11)	*
Michael L. Stanwood	51,001	(12)	*
Gradie E. Winstead, Jr.	105,291	(13)	*
All Directors and Executive Officers as a Group (29 persons)	1,870,116	(14)	6.01	(15)
5% Shareholders
AXA Financial Inc. and certain affiliates(16)	1,612,645		5.27

*	Less than 1%.

(1)	Under the rules of the Securities and Exchange Commission, you are deemed to be a beneficial owner of shares if you have or share the power to vote or direct the voting of the shares or the power to dispose of or direct the disposition of the shares. You are also deemed to be a beneficial owner of shares if you have the right to acquire beneficial ownership of the shares within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same shares. Unless otherwise indicated by footnote, the persons named in the table have sole voting and investment power with respect to the shares beneficially owned.

(2)	These percentages have been calculated on the basis of 30,620,327 common shares outstanding as of March 26, 2004, and, with respect to each of the persons noted in the table above:

•	the shares subject to options exercisable within 60 days granted to such person; and

•	the shares subject to restricted share grants under our 1997 Executive Stock Plan, pursuant to which such person has the power to vote or direct the voting of the shares.

Percentages shown only for those persons whose beneficial ownership of shares exceeds one percent of the common shares outstanding or deemed to be outstanding for this calculation.

(3)	Includes the number of shares subject to options granted under our Directors’ Stock Option Plan for non-management (which for all purposes in this proxy statement shall mean non-employee) directors and our 1997 Executive Stock Plan as follows: John D. Baker II, 42,588; Robert N. Blackford, 38,838; H. Corbin Day, 31,338; Vincent S. Hughes, 2,500; Dale E. Jones, 1,500; William P. Kennedy, 22,500; Patrick J. Knipe, 500; and Amos R. McMullian, 7,500.

(4)	Includes 1,398 shares subject to options under our 1997 Executive Stock Plan which are exercisable within 60 days and 35,000 shares represented by restricted share grants under our 1997 Executive Stock Plan. Mr. Bearman is considered to have sole voting power as to 45,000 shares and sole investment power as to 10,000 shares.

(5)	350,000 common shares are owned of record by Jemison Investment Company, Inc. Mr. Day is the Chairman of the Executive Committee of Jemison, and he and members of his immediate family own an equity interest in Jemison. Mr. Day disclaims beneficial ownership of these shares.

(6)	Includes 76,900 shares subject to options under our 1988 Stock Option Plan and/or our 1997 Executive Stock Plan that are exercisable within 60 days, 82,296 shares represented by restricted share grants under our 1997 Executive Stock Plan and 3,677 shares owned of record by Mr. Hughes’s spouse. Mr. Hughes is considered to have sole voting and investment power as to 459,982 shares and shared voting and investment power as to 170,063 shares.

(7)	Includes 43,216 shares held by Hughes, Inc. David H. Hughes and Vincent S. Hughes are executive officers and directors of, and each owns a one-third equity interest in, Hughes, Inc. David H. Hughes and Vincent S. Hughes are considered to share voting and investment power as to such shares and all such shares are reported in the table above as beneficially owned by each of them.

(8)	Includes 123,170 shares held by three trusts of which David H. Hughes and Vincent S. Hughes are co-trustees. All of the shares held by these trusts are included in the table above as beneficially owned by each of David H. Hughes and Vincent S. Hughes.

(9)	Includes 24,821 shares owned of record by Mr. Hughes’s spouse. Mr. Hughes is considered to have sole voting and investment power as to 158,430 shares and shared voting and investment power as to 191,207 shares.

(10)	Includes 4,250 shares held through Vital Support Charitable Foundation, for which Mr. Kennedy acts as Chairman, 500 shares held through the Ashley E. Kennedy Trust and 500 shares held through the Courtney B. Kennedy Trust. Mr. Kennedy acts as Trustee for both of these trusts. Mr. Kennedy is considered to have sole investment and voting power as to 38,500 shares and shared voting and investment power as to 4,250 shares.

(11)	Includes 22,000 shares subject to options under our 1997 Executive Stock Plan that are exercisable within 60 days and 56,000 shares represented by restricted share grants under our 1997 Executive Stock Plan. Mr. Morgan is considered to have sole voting power as to 82,373 shares and sole investment power as to 26,373 shares.

(12)	Includes 39,000 shares represented by restricted share grants under our 1997 Executive Stock Plan. Mr. Stanwood is considered to have sole voting power as to 51,001 shares and sole investment power as to 12,001 shares.

(13)	Includes 50,900 shares subject to options under our 1988 Stock Option Plan and/or our 1997 Executive Stock Plan which are exercisable within 60 days and 52,148 shares represented by restricted share grants under our 1997 Executive Stock Plan. Mr. Winstead is considered to have sole voting power as 103,943 shares, sole investment power as to 51,795 shares, and shared voting and investment power as to 1,348 shares.

(14)	Includes an aggregate of 370,200 shares subject to options under our 1988 Stock Option Plan and/or our 1997 Executive Stock Plan and exercisable within 60 days and 427,296 shares subject to restricted share grants under our 1997 Executive Stock Plan held by our executive officers as a group, and 130,264 shares subject to unexercised stock options under our Directors’ Stock Option Plan held by our non-management directors as a group. Directors and executive officers hold sole voting power as to 1,595,950 shares, sole investment power as 1,168,654 shares, and shared voting and investment power as to 790,552 shares.

(15)	Calculated on the basis of 31,120,791 shares, including 30,620,327 shares outstanding and 500,464 shares subject to options. The shares subject to stock options have been deemed outstanding for the purpose of computing such percentage.

(16)	Based solely upon a Schedule 13G filed with the Securities and Exchange Commission dated February 13, 2004, which lists the following affiliates: AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA, and their subsidiaries; a majority of these shares are held by unaffiliated third-party client accounts managed by Alliance Capital Management, L.P., as investment advisor, a majority-owned subsidiary of AXA Financial, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of our common shares to file with the Securities and Exchange Commission and New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of our common shares. Directors, executive officers and beneficial owners of more than 10% of our common shares are required by Securities and Exchange Commission rules to furnish us with copies of all such reports. To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations from our directors and executive officers that no other reports were required, we believe that only the following Section 16(a) filing requirements applicable to our directors and executive officers were not timely complied with during the fiscal year ended January 30, 2004: Form 4s for Messrs. Baker, Blackford, Day, Vincent S. Hughes, Kennedy and McMullian were filed on June 12, 2003, to report our May 20, 2003 award of 2,500 options to each of them; a Form 4 for Mr. Bearman was filed on September 9, 2003, to report our March 18, 2003 grant of 35,000 shares of performance-based restricted stock to Mr. Bearman; Form 4s for Messrs. Clyde E. Hughes III, David H. Hughes, Machaby, Morgan, Starnes, Steele, Stanwood, Ward, Winstead, and Zepf and Ms. Wright were filed on September 9, 2003, to report our August 21, 2002 grant of 10,000 shares of performance-based restricted stock to each of them (except for Messrs. David H. Hughes and Morgan, who each received 15,000 restricted shares); Form 4/As for Vincent S. Hughes were filed on September 11, 2003, to report the capital contribution of 80,000 shares from the Vincent S. Hughes Revocable Trust to Hughes Capital Limited Partnership on September 4, 2003, in exchange for a 99% limited partnership interest therein, and the refund of 10,000 of such shares on September 8, 2003, from Hughes Capital Limited Partnership to the Vincent S. Hughes Revocable Trust, all of which transactions had previously been reported incorrectly as gifts.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers

Our executive officers are normally elected annually by the Board of Directors following each annual meeting of shareholders to serve for a one-year term and until their successors are elected and qualified. The following sets forth the name of each of our executive officers and the principal positions and offices each of them holds. Unless otherwise indicated, each of these officers has been employed by us or one of our subsidiaries for more than five years and has served as an executive officer for at least five years.

Name	Age	Position
David Bearman	58	Executive Vice President and Chief Financial Officer since March 2003. Previously Mr. Bearman served as Chief Financial Officer of NCR Corporation, a technology product and services company, from September 1998 until his retirement in September 2001, Chief Financial Officer of Cardinal Health, Inc., a medical products distributor and services provider, from October 1989 to August 1998 and from 1970 to 1989, Mr. Bearman served in a variety of positions at General Electric Company, including Chief Financial Officer for four different GE businesses.
Stephen R. Benton	50	President – Water & Sewer and Vice President since March 2004. Previously, Regional Manager from October 2000 to March 2004, District Manager from November 1999 to October 2000, and Territory Manager from February 1996 to November 1999.
Jacquel K. Clark	45	Treasurer since May 2003 and Assistant Secretary since June 2003 and also January 1989 to April 2003. Previously, Secretary from April 2003 to June 2003, and Assistant Treasurer from May 1990 to May 2003.
Jeffrey A. Clyne	48	President – Plumbing and Vice President since March 2004. Previously, Regional Vice President from January 2002 to March 2004 and Regional Manager from January 1997 to January 2002.
Clyde E. Hughes III	56	President –Electrical and Vice President since March 2004. Previously, Group President from January 2000 to March 2004, Vice President from January 2000 to May 2000, and Regional Vice President from June 1994 to January 2000.
David H. Hughes	60	Chairman since November 1986 and a director since August 1968. Previously, Chief Executive Officer from May 1975 to May 2003, and President from April 1974 to March 1994. Mr. Hughes also currently serves as a member of our Executive Committee. Mr. Hughes also currently serves as a director of SunTrust Banks, Inc., Brown & Brown, Inc., an insurance agency, and Darden Restaurants, Inc.
Wetteny Joseph	32	Controller since March 2004. Previously, Director of Information Risk Management from March 2003 to February 2004. Mr. Joseph served as Manager – Global Risk Management Solutions for Pricewaterhouse Coopers LLP, our independent auditors, from July 2000 to March 2003, and as Senior Associate – Global Risk Management Solutions for Pricewaterhouse Coopers LLP from July 1998 to July 2000.
Jeffrey S. Leonard	36	Vice President of Operations Finance since May 2003. Previously, Treasurer from March 2002 to May 2003, and Assistant Controller from May 1999 to March 2002. Mr. Leonard served as Corporate Controller for Planet Hollywood International, Inc. from September 1996 to April 1999.
Robert A. Machaby	53	Senior Vice President—Marketing and Vendor Development since March 2004. Previously, Senior Vice President of Vendor Development from January 2002 to March 2004, Group President from January 2000 to January 2002 and District Manager from April 1996 to January 2000.
Rick J. McClure	45	President – Electric Utilities and Vice President since March 2004. Previously, Vice President Utilities from August 2002 to March 2003

Name	Age	Position
		and President and Chief Executive Officer of Utiliserve Holdings, Inc. and its predecessors, from August 1997 to August 2002.
Thomas I. Morgan	50	Chief Executive Officer since May 2003, President since March 2001, and a director since May 2001. Previously, Chief Operating Officer from March 2001 to May 2003. Mr. Morgan also currently serves as a member of our Executive Committee. Mr. Morgan also currently serves, and since March 2004 has served, as a director of Rayonier, Inc., a global supplier of timber, performance fibers and wood products. Mr. Morgan served as Chief Executive Officer of enfoTrust Networks, a firm providing information storage, management and delivery solutions, from February 2000 to March 2001 and Chief Executive Officer of Value America, an online retailer, from February 1999 to November 1999. On August 11, 2000, Value America filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Mr. Morgan served as Chief Executive Officer of U.S. Office Products from 1997 to January 1999, and in a variety of positions at Genuine Parts Company, an automotive and office products distributor, from 1975 to 1997.
John Z. Paré	35	Senior Vice President and General Counsel since June 2003. Previously, Associate General Counsel from December 2000 to June 2003. Mr. Paré was in the private practice of law from September 1998 to November 2000.
Durwood K. Reid	50	President – Building Materials and Vice President since March 2004. Previously, Regional Manager from October 2000 to March 2004, and District Manager from February 1997 to October 2004.
Mark D. Scimeca	37	Secretary since June 2003 and Associate General Counsel since March 1998. Previously, Assistant Secretary from May 2002 to June 2003.
Michael L. Stanwood	51	Group President since January 2000. Previously, President of a subsidiary operation from May 1996 to January 2000.
Thomas J. Starnes	44	President Hughes Maintenance Repair and Operations (MRO) since November 2003. Previously, Senior Vice President of Sales and Marketing from June 2001 to December 2003. Mr. Starnes served as Chief Marketing Officer of Value America from December 1999 to August 2000, and as Executive Vice President of Value America from April 1999 to December 1999. On August 11, 2000, Value America filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Mr. Starnes served as Senior Vice President of Sales and Marketing and Senior Vice President of Business Development of U.S. Office Products from September 1997 to April 1999.
John A. Steele	48	Senior Vice President—Corporate Operations since March 2004. Previously, Senior Vice President of Operations from September 2001 to March 2004 and Vice President of Operations from June 2001 to August 2001. Mr. Steele served as Chief Operating Officer of Value America from November 1999 to August 2000, Executive Vice President – Operations of Value America from October 1999 to November 1999, and as Senior Vice President – Operations of Value America from April 1999 to October 1999. On August 11, 2000, Value America filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Mr. Steele served as Vice President – Operations of Genuine Parts Company, an automotive and office products distributor, from October 1993 to April 1999.
Thomas M. Ward II	46	Senior Vice President since May 2001 and Chief of Information Technology since May 2003, and from May 1999 to May 2002. Previously, Chief Information Officer from May 2002 to May 2003, Vice President from May 2000 to May 2001, and Director of Information Technology from October 1998 to May 1999.
Gradie E. Winstead, Jr.	54	Group President – Sales and Services since March 2004. Previously, Group President from January 2000 to March 2004, Vice President

Name	Age	Position
		from January 2000 to May 2000, and Regional Vice President from June 1994 to January 2000.
Laura L. Wright	44	Senior Vice President of Human Resources since May 2003. Previously, Senior Vice President from July 2002 to May 2003, Vice President, Human Resources from June 2001 to July 2002, and Director of Human Resources from January 1999 to June 2001.
J. Stephen Zepf	54	Senior Vice President of Strategic Development/Mergers & Acquisitions since March 2003. Previously, Chief Financial Officer from April 1984 to March 2003, and Treasurer from April 1984 to March 2002.

Compensation Committee Report on Executive Compensation

Notwithstanding anything to the contrary set forth in any previous filings made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and the Shareholder Return Performance Graph shall not be incorporated by reference into any of such filings.

Introduction

The compensation of certain of our executive officers is established annually by the Compensation Committee. The members of the Compensation Committee are non-management directors appointed by the Board of Directors immediately following each annual meeting of shareholders and as needed as vacancies may arise.

Compensation Policy

The goal of our executive compensation policy is to attract, retain and motivate qualified executive management under a competitive compensation program which rewards individual performance and increases shareholder value. To achieve this goal, the Compensation Committee evaluated the respective positions, the competitive market for the required management skills, individual performance and potential, and the potential for motivating Company and individual performance. Before finalizing its action, the Compensation Committee also considered the recommendation of our Chief Executive Officer with respect to the compensation of certain other executive officers.

Compensation Program

The main components of our executive management compensation program are base salaries, annual and long-term performance-based incentive bonus plans, stock plans and retirement plans. Each of these components is discussed in the remainder of this report.

Information with respect to the compensation paid to our Chief Executive Officer and our other four most highly compensated executive officers for the last fiscal year and for each of the two previous fiscal years, descriptions of certain of the compensation plans referred to in this report, and a Shareholder Return Performance Graph illustrating cumulative share return with respect to our common shares are set forth elsewhere herein following this report.

Base Salaries

Base salaries are intended to establish a level of compensation which, together with the other components of the compensation program, will help us attract and retain the talent needed to meet the challenges of the competitive industry in which we operate while maintaining an acceptable level of fixed personnel costs. The Compensation Committee’s action with respect to base salaries was based upon the Compensation Committee’s evaluation of the responsibility and scope of each position, the level of pay for comparable positions in our industry, executive performance over an extended period of time, and the value and potential value for the executive of other elements of our compensation program. The Compensation Committee believes that the base salaries for our executive officers are conservative when compared to comparably-sized companies in our industry.

Annual Incentive Plans

Our annual incentive plans are intended to motivate and reward short-term performance by providing cash bonus payments based upon required performance goals in earnings per share, same store sales and specific performance measures including return on sales and return on investment, as well as department performance and discretionary considerations. Upon achievement of the required performance goals, the bonus paid to a participant is determined, depending upon the particular plan, as a percentage of the base salary of the participant or as the sum of a percentage of the funds available for the payment of such bonus and a percentage of the participant’s base salary up to a designated maximum percentage of the participant’s base salary. The designation of the annual incentive plan participants, the definition of the required performance goals, and the determination of bonuses to be paid upon the achievement of the required performance goals are established annually by the Compensation Committee.

With respect to each specific annual incentive plan, the Compensation Committee adopted performance goals which are sufficiently achievable to provide a meaningful incentive for superior performance, and included as participants those executive officers who are in positions most responsible for our success. The Compensation Committee designated those executive officers who were in positions most responsible for our success as participants in specific annual incentive plans during the last fiscal year.

Because the base salaries of executive officers are conservative when compared to comparably-sized companies in our industry, the Compensation Committee also retains authority to award part of the bonus on a discretionary basis independent of the annual incentive plan reflecting, for instance, excellent performance in unusual or difficult circumstances. Individual bonuses may also be awarded to our executive management and other key employees based upon job performance or other criteria within the discretion of the Compensation Committee. During the last fiscal year, the Compensation Committee awarded discretionary bonuses to members of the executive management group.

Long-Term Incentive Bonus Plan

In lieu of a long-term incentive bonus plan, the Compensation Committee from time to time grants performance-based restricted shares to certain members of the executive management group pursuant to the 1997 Executive Stock Plan. During the past fiscal year, we made grants of performance-based restricted shares to selected members of the executive management group under plans adopted in March 2003 and September 2003. These plans generally provide for the incremental award of restricted shares upon attainment of certain thresholds in our stock price. Under these plans, performance-based restricted shares become vested if the participant remains employed by us for five years after the award date, there is a change-in-control of Hughes Supply, or the participant dies, becomes disabled or attains age 65. A participant forfeits all of his restricted shares if he fails to remain a full-time employee until the shares become vested. If a restricted share is forfeited, it again becomes available for grant under the 1997 Executive Stock Plan. The Compensation Committee believes that these stock performance plans closely align the interests of the executive management group with the interests of shareholders in increasing shareholder value.

Stock Plan

The 1997 Executive Stock Plan is intended to act as an incentive to enhance shareholder value by providing to plan participants an opportunity to benefit from increases in the value of our common shares.

Participation under the 1997 Executive Stock Plan is limited to our executive officers, directors and other selected key employees (as well as certain outside consultants). We granted an aggregate of 661,150 options under the 1997 Executive Stock Plan during fiscal year 2004 and an aggregate of 50,000 restricted share grants during fiscal year 2004, all of which were performance-based restricted shares.

Retirement Plans

The retirement plans in our executive compensation program, including the Supplemental Executive Retirement Plan and the Cash or Deferred Profit Sharing Plan and Trust, and Non-Qualified Deferred Compensation Plan, are intended to encourage and reward long-term employment with us.

The Supplemental Executive Retirement Plan was adopted on September 30, 1986, and has been amended from time to time. All of the executive officers, other than Ms. Clark and Messrs. Benton, Clyne, Joseph, Leonard, McClure, Reid and Scimeca, are eligible to participate under this plan.

The Cash or Deferred Profit Sharing Plan and Trust was adopted on February 1, 1997, and has been amended from time to time. This plan is a contributory plan for the benefit of substantially all of our employees. Each of our executive officers is eligible to participate under this plan. Participants may make limited contributions under this plan by salary deduction. Contributions by us under this plan include those required to match a portion of a participant’s contribution and may include limited additional contributions within the discretion of the Board of Directors. We did not make a discretionary contribution to the Cash or Deferred Profit Sharing Plan and Trust for the last fiscal year.

A Non-Qualified Deferred Compensation Plan was established on March 1, 2002, and has been amended from time to time, and allows eligible employees to defer up to 90% of their cash compensation through the plan. We do not match employee contributions under this plan. All of the executive officers, other than Ms. Clark and Messrs. Benton, Clyne, Joseph, Leonard, McClure, Reid and Scimeca, are eligible to participate under this plan.

Compensation of the Chief Executive Officer

Mr. Thomas I. Morgan, our President and Chief Executive Officer, is eligible to participate in the same components of the executive officers’ compensation program available to the other executive officers described above, and the determination of the Compensation Committee with respect to Mr. Morgan’s compensation was made in the manner outlined above with respect to the executive officers.

During the last fiscal year, the Compensation Committee increased Mr. Morgan’s base salary from $412,000 to $450,000 in order to compensate him in a manner more consistent with his responsibilities and in a manner which was more competitive with compensation paid to chief executive officers with comparable responsibilities in other companies. The Compensation Committee believes that Mr. Morgan’s base salary is conservative in comparison to his peers in our industry.

For the last fiscal year Mr. Morgan received a bonus of $334,526 under the annual incentive plan. The Compensation Committee determined this bonus based upon the following factors and criteria: attainment of certain performance goals for earnings per share, same-store sales growth, return on sales and return on investment; and discretionary considerations including relatively strong financial performance during the fiscal year despite difficult economic conditions, significant progress made in the areas of restructuring the financial and operational management to better support growth, retaining and developing leaders within key functional areas, improving the market capitalization and overall financial strength of Hughes Supply, promoting Hughes Supply within the investment community, and strategic leadership through acquisitions and initiatives to promote organic growth.

During the last fiscal year, Mr. Morgan also received a grant of 25,000 stock options under the 1997 Executive Stock Plan.

Section 162(m)

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid for any year to a corporation’s chief executive officer and the four other highest paid executive officers at the end of such year will not be deductible for federal income tax purposes unless certain conditions are met. One such condition is that the compensation qualify as “performance-based compensation.” We intend that stock option awards to covered executive officers under the 1997 Executive Stock Plan qualify as performance-based compensation within the meaning of Section 162(m). However, the Compensation Committee believes that to attract, retain and reward the executive management team, loss of a tax deduction may be necessary and appropriate in certain circumstances, and retains its discretion to make grants that are not exempt from the Section 162(m) limitations on deductions.

Conclusion

The Compensation Committee believes that the policies articulated above will continue to ensure that the interests of our executive management group are aligned with the interests of our shareholders.

Submitted by the Compensation Committee of the Board of Directors.

Amos R. McMullian, Chairman

Dale E. Jones

William P. Kennedy

Summary Compensation Table

The following table sets forth the annual, long-term and other compensation for our Chief Executive Officer and each of our other four most highly compensated executive officers during the last fiscal year, as well as the total annual compensation for each such individual for the two previous fiscal years.

Name and Principal Position	Fiscal Year	Annual Compensation				Long-Term Compensation		All Other Compen- sation ($)(3)
		Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)		Restricted Share Awards ($)(2)	Securities Underlying Options/ SAR Awards
Thomas I. Morgan(4) President and Chief Executive Officer	2004 2003 2002	440,076 400,000 291,667	334,526 320,000 175,000	— 137,095 82,705	(5) (6)	0 0 0	25,000 12,000 22,500	9,529 9,178 752

David H. Hughes Chairman	2004 2003 2002	379,250 425,000 370,000	290,295 340,000 200,000	— — —		0 0 0	0 12,000 0	16,878 14,331 5,515

Gradie E. Winstead, Jr Group President—Sales and Services	2004 2003 2002	257,500 250,000 225,000	376,098 275,000 100,000	— — —		0 0 0	10,000 6,000 0	9,129 10,244 6,094

David Bearman(7) Executive Vice President and Chief Financial Officer	2004 2003 2002	250,835 — —	214,572 — —	97,794 — —	(8)	0 — —	15,000 — —	8,011 — —

Michael L. Stanwood Group President	2004 2003 2002	226,600 220,000 200,000	226,600 220,000 200,000	— — —		0 0 0	10,000 6,000 0	7,424 8,640 6,230

(1)	In this column, unless otherwise indicated, the aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the executive’s salary and bonus, and the executive had no other compensation reportable under this category.
(2)	This column does not include restricted shares intended as long-term incentive compensation granted as performance-based restricted shares pursuant to the 1997 Executive Stock Plan; instead, these restricted shares are reported in the “Long-Term Incentive Plans—Awards in Last Fiscal Year” table elsewhere in this proxy statement. The aggregate number and value of restricted shares held by each of these individuals at January 30, 2004 (including those granted, but not yet awarded, as long-term incentive compensation) is set forth below:

Name	Aggregate Number of Restricted Shares	Aggregate Value of Restricted Shares ($)†
Thomas I. Morgan	65,000	3,214,250
David H. Hughes	91,296	4,514,587
Gradie E. Winstead, Jr	58,148	2,875,419
David Bearman	35,000	1,730,750
Michael L. Stanwood	45,000	2,225,250

†	Calculated by multiplying the aggregate number of restricted shares held by the named individual on January 30, 2004, by $49.45, the closing price of our common stock on such date as reported by the New York Stock Exchange. The individuals named above will receive any dividends declared with regard to the restricted shares awarded to them.
(3)	Includes the amounts indicated below for fiscal year 2004: (i) the cost of premiums paid by us for insurance (life and supplemental long-term disability coverage) provided to the named executive; (ii) matching contributions made to the accounts of the named executive in our Cash or Deferred Profit Sharing Plan and Trust; and (iii) dividends earned on non-performance-based restricted stock awards that have not yet vested.

Executive	2004 Insurance Premiums ($)	2004 Matching Contribution ($)	2004 Dividends on Non-Performance- Based Restricted Stock($)
Thomas I. Morgan	8,127	1,402	0
David H. Hughes	8,842	4,036	4,000
Gradie E. Winstead, Jr	3,880	1,249	4,000
David Bearman	8,011	0	0
Michael L. Stanwood	2,715	1,709	3,000
(4)	Mr. Morgan became our President and Chief Operating Officer in March of fiscal year 2002, and our Chief Executive Officer in May of fiscal year 2004.
(5)	Includes $79,300 in home sale assistance in connection with Mr. Morgan’s relocation to our headquarters in Orlando and $56,500 as gross-up for taxes in connection with the foregoing.
(6)	Includes $35,352 in reimbursement for housing expenses following Mr. Morgan’s hire and subsequent relocation to our headquarters in Orlando and $24,113 as gross-up for taxes in connection with the foregoing.
(7)	Mr. Bearman became our Chief Financial Officer and Executive Vice President in March of fiscal year 2004.
(8)	Includes $51,916 in home sale assistance in connection with Mr. Bearman’s relocation to our headquarters in Orlando, $35,301 as gross-up for taxes in connection with the foregoing, and $4,200 in dividends earned on performance-based restricted stock awards.

Bonus Plans

We have annual incentive plans for members of our executive management, our sales, branch and department managers and other key employees. Bonuses are awarded under the annual incentive plans upon achievement of required performance goals by applying the percentage provided for under such plans to the base salaries of plan participants. Individual bonuses may also be awarded to our executive management and other key employees based upon job performance or other criteria within the discretion of the Compensation Committee.

Long-Term Incentive Plans

In lieu of a long-term incentive bonus plan, our Compensation Committee from time to time grants performance-based restricted shares to certain members of the executive management group pursuant to the 1997 Executive Stock Plan. During the past fiscal year, we made grants of performance-based restricted shares to selected members of the executive management group under plans adopted in March 2003 and September 2003. These plans generally provide for the incremental award of restricted shares upon attainment of certain thresholds in our stock price. Under these plans, performance-based restricted shares become vested if the participant remains employed by us for five years after the award date, there is a change-in-control of Hughes Supply, or the participant dies, becomes disabled or attains age 65. A participant forfeits all of his restricted shares if he fails to remain a full-time employee until the shares become vested. If a restricted share is forfeited, it again becomes available for grant under the 1997 Executive Stock Plan. The Compensation Committee believes that these stock performance plans closely align the interests of the executive management group with the interests of shareholders in increasing shareholder value.

The following table provides information concerning restricted share grants to our Chief Executive Officer and our other participants among our executive officers named in the Summary Compensation Table under a stock performance plan adopted in fiscal year 2004.

Long-Term Incentive Plans—Awards in Last Fiscal Year

Name	Number of Shares or Other Rights (#)	Performance or Other Period Until Maturation of Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
Thomas I. Morgan	0	—	—
David H. Hughes	0	—	—
Gradie E. Winstead	0	—	—
David Bearman	35,000 shares(1)	5 years(1)	—
Michael L. Stanwood	0	—	—

(1)	These restricted shares were awarded during the past fiscal year and represent 100% of the total grant of restricted shares made under a plan dated March 18, 2003. Under this plan, awards of performance-based restricted shares occur when our stock price initially reaches $26.86 and then if our stock price increases in increments of approximately $4.48 for a period of 20 consecutive trading days. For each such increase in our stock price, 20% of the restricted shares are awarded to plan participants. For each award of performance-based restricted shares under this plan, we hold such shares as custodian until they vest, but plan participants receive dividends and voting rights on awarded shares. Performance-based restricted shares become vested if the plan participants remain employed by us for five years after the award date or if there is a change-in-control of Hughes Supply or the participant dies, becomes disabled or attains age 65. All restricted shares are forfeited if the plan participant fails to remain a full-time employee until the shares become vested. Currently, Mr. Bearman is the only participant in this plan.

Stock Option Plans

All of our non-management directors and executive officers are participants in our 1997 Executive Stock Plan. Such plan authorizes the granting of incentive stock options and non-qualified options, both of which are exercisable for common shares, and also permits the granting of stock appreciation rights, either alone or in conjunction with the granting of options. Under such plan, the number of common shares reserved for use is 3,250,000 and the number of shares which may, but need not, be granted as restricted shares is 1,625,000.

Certain of our non-management directors are also participants in the current Directors’ Stock Option Plan. This plan has been terminated and no further awards will be made under it. We continue to maintain this plan to the extent necessary to administer awards made under it prior to its termination.

Equity Compensation Plan Information

The following table provides details regarding our common shares issuable upon the exercise of outstanding options, warrants and rights granted under our equity compensation plans (including individual equity compensation arrangements) as of the end of the last fiscal year.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,791,079	30.85(2)	384,914
Equity compensation plans not approved by security holders	0	—	0
Total	1,791,079	30.85(2)	384,914

(1)	This calculation treats the 87,000 performance-based restricted shares that have been granted but not yet awarded as unavailable for future issuance.
(2)	This calculation does not include 87,000 performance-based restricted shares that have been granted but not yet awarded.

Option Grants in Last Fiscal Year

The following table sets forth information concerning options granted to our executive officers named in the Summary Compensation Table during the fiscal year ended January 30, 2004:

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees In Fiscal Year	Exercise Price ($/Sh)	Expiration Date	5%($)	10%($)
Thomas I. Morgan	25,000(1)	3.78	35.00	9/15/13	550,283	1,394,525
David H. Hughes	—	—	—	—	—	—
Gradie E. Winstead, Jr	10,000(1)	1.51	35.00	9/15/13	220,113	557,810
David Bearman	15,000(2) 15,000(1)	2.27 2.27	23.25 35.00	3/18/13 9/15/13	506,420 330,170	1,012,965 836,716
Michael L. Stanwood	10,000(1)	1.51	35.00	9/15/13	220,113	557,810

(1)	Each of these options was granted pursuant to the 1997 Executive Stock Plan and is subject to the terms of such plan. These options will vest on September 15, 2006.
(2)	Each of these options was granted pursuant to the 1997 Executive Stock Plan and is subject to the terms of such plan. These options vest as follows: 5,000 shares vested on March 18, 2003; 5,000 shares vested on March 18, 2004; and 5,000 shares will vest on March 18, 2005.
(3)	Potential gains are calculated net of the exercise price but before taxes associated with the exercise. These amounts represent hypothetical gains that could be achieved for the options if they were exercised at the end of the option term. The assumed 5% and 10% rates of stock appreciation are based on appreciation from the exercise price per share. These rates are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock price. Actual gains, if any, on stock option exercises are dependent on our future financial performance, overall stock market conditions and the option holders’ continued employment through the vesting period.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table summarizes options exercised by our executive officers named in the Summary Compensation Table during the fiscal year ended January 30, 2004, and presents the value of unexercised options held by our executive officers named in the Summary Compensation Table at fiscal year end:

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at January 30, 2004 (#)		Value of Unexercised In-the-Money Options at January 30, 2004($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas I. Morgan	1,000	17,410	6,000	50,500	135,720	1,093,040
David H. Hughes	—	—	76,900	8,000	1,918,505	135,040
Gradie E. Winstead, Jr	—	—	50,900	14,000	1,438,796	212,020
David Bearman	—	—	5,000	25,000	131,000	478,750
Michael L. Stanwood	15,000	313,725	2,000	14,000	33,760	212,020

(1)	The value of unexercised in-the-money options represents the aggregate amount of the excess of $49.45, the closing price for our common stock on January 30, 2004, over the exercise price of all options held on such date.

Supplemental Executive Retirement Plan

We have a Supplemental Executive Retirement Plan under which certain of our executive officers are eligible to receive supplemental retirement compensation in addition to any compensation paid under our other benefit programs. We are obligated to pay supplemental retirement compensation, pursuant to the Supplemental Executive Retirement Plan Agreements, to each of such officers (i) after retirement of such executive officer from service with us, or (ii) upon such officer’s total disability while in our employ, provided such disability continues until the executive officer’s normal retirement date. Supplemental retirement compensation will be based upon such executive officer’s average annual salary plus bonus for our three fiscal years immediately prior to retirement (except in the case of Mr. David H. Hughes for whom the average shall be based upon his annual salary plus bonus for the three fiscal years immediately prior to and including January 30, 2004), or for the final year of employment prior to the disability preceding disability retirement, as the case may be (“final compensation”), and will be payable monthly following such retirement for a period of 15 years. The rate per annum of supplemental retirement compensation in the case of retirement or disability retirement at age 65 will be equal to 50% (except as to the Chairman, Chief Executive Officer and Chief Financial Officer for whom it will equal 60%) of final compensation. In the case of early retirement or early disability retirement with our approval prior to age 65, but not earlier than age 55, the percentage benefit will be reduced proportionately from 96% of 50% (except as to the Chairman, Chief Executive Officer and Chief Financial Officer for whom it will equal 96% of 60%) of final compensation upon retirement at age 64 to 60% of 50% (except as to the Chairman, Chief Executive Officer and Chief Financial Officer for whom it will equal 60% of 60%) of final compensation upon retirement at age 55. Death benefits are payable under each of the agreements in the event of death while employed by us or during any period of disability that commenced while employed by us, but prior to disability retirement. Death benefits are payable monthly for a period of ten years after death at the rate per annum equal to the benefit the participant would have received if the participant attained age 65. Benefits under the Supplemental Executive Retirement Plan Agreements are nonvested, unfunded retirement and death benefits. Based on their annual compensation through the end of our fiscal year ended January 30, 2004, and assuming normal retirement age has been attained, the executive officers named in the Summary Compensation Table would be entitled to projected annual payments under the Supplemental Executive Retirement Plan Agreements as follows: Thomas I. Morgan, $325,348; David H. Hughes, $371,336; Gradie E. Winstead, Jr., $211,250; David Bearman, $150,501; and Michael L. Stanwood: $211,100.

Cash or Deferred Profit Sharing Plan and Trust

We have a Cash or Deferred Profit Sharing Plan and Trust for the benefit of substantially all of our employees. Putnam Fiduciary Trust Company is trustee of this plan. Our Cash or Deferred Profit Sharing Plan and Trust is administered by an administrative committee appointed by the Board. Eligible employees may contribute to this plan by salary deduction, and before imposing federal income taxes, from 2% to 95% of their cash compensation up to a maximum of $13,000 per year, as adjusted each year in accordance with the Internal Revenue Code. Participants over age 50 are permitted to make additional “catch up” elective contributions of an additional $3,000 per year, as adjusted in accordance with the Internal Revenue Code. On employee contributions of up to 6% of the employee’s cash compensation, we will contribute a matching contribution of 50% of the employee’s contribution. Additional discretionary contributions by us, which may be either a fixed dollar amount or a percentage of profits, may be made to our Cash or Deferred Profit Sharing Plan and Trust at the discretion of the Board, but all employee and Company contributions may not exceed the maximum amount deductible for federal income tax purposes. Allocations of our discretionary, profit-sharing contributions are made to the accounts of active participants on the basis of their compensation. The full amounts credited to their accounts (valued in accordance with the Cash or Deferred Profit Sharing Plan and Trust) are distributed to participants upon their death, disability or retirement. For participants who cease to be employees prior to death, disability or retirement, the amounts distributed are 100% of the participant’s salary reduction contribution account and matching contribution account and the vested percentage of the participant’s discretionary, profit-sharing contribution account based upon the participant’s period of service as follows: less than three years, 0%; three years, 20%; four years, 40%; five years, 60%; six years, 80%; seven years or more, 100%. However, for eligible employees who enter the Cash or Deferred Profit Sharing Plan and Trust on or after February 1, 2001, the vested percentage of the participant’s matching contribution account is based upon the participant’s period of service as follows: less than one year, 0%; one year, 20%; two years, 40%; three years, 60%; four years, 80%; and five or more years, 100%. We did not make a discretionary profit-sharing contribution to the Cash or Deferred Profit Sharing Plan and Trust during the fiscal year ended January 30, 2004.

Non-Qualified Deferred Compensation Plan

We have a Non-Qualified Deferred Compensation Plan under which certain executive officers are eligible to defer up to 90% of their cash compensation through the plan. We do not match employee contributions under this plan.

Severance Arrangements

We have entered into agreements with each of our executive officers named in the Summary Compensation Table that provide for severance payments in the event of termination of their employment following a “change-in-control” if such termination is by us without cause or by the executive for “good reason.” The agreements have a 2-year term that, in the event of a change-in-control, extends to 60 days following 24 months after the change-in-control. In the event of such a termination by the executive for good reason or by us without cause during the term of the agreement and within 24 months following the change-in-control, the executive is entitled to receive a lump sum severance payment within 15 days following termination equal to the lesser of (1) the product of three times the average annual compensation (including base salary, bonuses, fringe benefits and deferred compensation) paid to the executive during the 3-year period prior to the termination date (or, if higher, in effect prior to the event constituting “good reason”) or (2) one dollar less than three times the executive’s annualized includible compensation for income tax purposes during the five-year period preceding the change-in-control. In general, a “change-in-control” under the agreements is defined as the acquisition of 49% or more of the voting power of our common shares, the current directors ceasing to be a majority of the directors within a 24 month period, or the sale of substantially all of our assets or merger of Hughes Supply. “Good reason” for the executives to terminate employment under the agreements is generally any reduction in compensation, loss of title or position, significant diminution of duties and responsibilities or relocation requirement.

Other Benefits

We provide a group term life insurance benefit equal to two times base annual pay up to a maximum of $680,000 for our executive and certain management employees who meet eligibility requirements. Other key employees have a maximum group term life insurance benefit of $100,000, based on one times base annual pay.

We have a group long-term disability plan for all employees which provides a benefit equal to 60% of the participant’s base salary, up to a maximum monthly benefit of $10,000. We have also established a Supplemental Long-Term Disability Plan which provides additional long-term disability benefits to certain members of the executive management group. This plan provides an additional benefit equal to ten percent of the participant’s base salary. We pay the premiums on behalf of participants. All of the executive officers are participants under this plan except for Ms. Clark and Messrs. Benton, Clyne, Joseph, Leonard, McClure, Reid and Scimeca.

Compensation of Directors

Our non-management directors receive an annual retainer of $20,000 and attendance fees of $1,000 for each Board meeting attended in person or by telephone conference. For each meeting of a committee of the Board, such non-management directors receive an attendance fee of $500 for attendance in person or by telephone conference. Directors who are our employees do not receive directors’ or committee members’ fees. John D. Baker II, Robert N. Blackford, H. Corbin Day, Vincent S. Hughes, Toni Jennings (a former director), Dale E. Jones, William P. Kennedy and Amos R. McMullian served as non-management directors and received non-management director’s fees and option awards during the fiscal year ended January 30, 2004.

Our non-management directors also receive equity compensation from time to time. In fiscal year 2004, our non-management directors received option awards under our 1997 Executive Stock Plan as follows: John D. Baker II, Robert N. Blackford, H. Corbin Day, Vincent S. Hughes, William P. Kennedy and Amos R. McMullian: 2,500 options each, with an exercise price equal to the fair market value at the time of grant, vesting upon grant, and a ten-year term; and Dale E. Jones: 1,500 options with an exercise price equal to the fair market value at the time of grant, vesting upon grant, and a ten-year term.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

As indicated in the “Compensation Committee Report on Executive Compensation” set forth elsewhere in this proxy statement, Thomas I. Morgan, Chief Executive Officer and President, consulted with the Compensation Committee with respect to the compensation of the executive management group and submitted to the Compensation Committee his recommendation for compensation of the other members of the group. David H. Hughes, Chairman of the Board, who is not a member of the Compensation Committee, consulted with the Compensation Committee and provided his recommendation at the Compensation Committee’s request.

Certain Transactions with Management

We lease certain buildings and properties from Hughes, Inc., a Florida corporation, a company of which David H. Hughes, Vincent S. Hughes (formerly an executive officer) and Russell V. Hughes (formerly an executive officer) are officers and directors, and in which each owns a one-third interest. During the last fiscal year, 13 such leases were in effect in Florida. Each lease was entered into prior to March 12, 1992, and was renewed effective April 2003, except for one lease that was entered into effective June 2000, and one lease that expired in March 2003, and was not renewed. Three of these leases expire in September 2005, six of these leases expire in March 2008, one of these leases expires in March 2010, and two of these leases expire in June 2010. These leases typically relate to branch facilities including buildings ranging in size from approximately 18,850 to 117,327 square feet together with outside parking and storage areas. Under leases in effect during the fiscal year ended January 30, 2004, we made rental payments to Hughes, Inc. in the aggregate of $1,649,000. We also pay real estate taxes, building insurance and certain maintenance and repair expenses with respect to these leased properties. During the last fiscal year, we paid real estate taxes, building insurance and maintenance and repair expenses on such leased properties of $245,580, $48,000 and $651,000, respectively.

We also lease certain buildings and properties from JEM-Realty, LLC, SJ Limited Partnership, SJ Partnership, Stanwood Interests Limited Partnership, Stanwood Limited Partnership, SWS-GA Realty, Inc., and SWS-TX Realty, Inc. JEM-Realty, LLC is a wholly-owned subsidiary of Jemison Investment Co., Inc., of which Mr. Stanwood is a director. Mr. Stanwood is a limited partner of SJ Limited Partnership and SJ Partnership. Mr. Stanwood is President of Stanreal, LLC, the general partner of Stanwood Interests Limited partnership and Stanwood Limited Partnership. Mr. Day is the sole shareholder of SWS-GA Realty, Inc. and SWS-TX Realty, Inc. During the last fiscal year, ten such leases were in effect with respect to seven locations in Texas, two locations in Georgia, and one location in North Carolina. Five of these leases were entered into in May 1996, one of these leases was entered into in July 1998, one of these leases was entered into in April 1999, one of these leases was entered into in May 2000, one of these leases was entered into in June 2002, and one of these leases was entered into in July 2003. Three of these leases expire in May 2004, three of these leases expire in May 2005, three of these leases expire in April 2010, and one of these leases expires in July 2013. These leases relate to branch facilities ranging in size from approximately 10,000 to 50,000 square feet, together with outside storage and parking, with the exception of one lease which is solely for vacant land used for outside storage. During the fiscal year ended January 30, 2004, we made rental payments to JEM-Realty, LLC, SJ Limited Partnership, Stanreal, LLC (for the benefit of Stanwood Interests Limited Partnership), SWS-GA Realty, Inc. and SWS-TX Realty, Inc. in the aggregate of $883,437. We also pay real estate taxes, building insurance and certain maintenance and repair expenses with respect to these leased properties. During the last fiscal year we paid real estate taxes, building insurance and maintenance and repair expenses on such leased properties of $113,086, $8,625 and $129,196, respectively.

These transactions were negotiated and entered into in an arms-length manner after satisfactory due diligence verified that the terms of such transactions were competitive with or better than terms available for comparable properties in the respective markets at the time of each transaction. We believe that the terms of the transactions described above are at least as favorable to us as those which could have been obtained from unrelated parties.

Shareholder Return Performance Graph

The following graph compares during the 5-year period ended January 30, 2004, the yearly percentage change in the cumulative total shareholder return of our common shares with the cumulative total return of the S&P SmallCap 600 and the cumulative total return of an industry group consisting of those peer group companies identified in the graph which have been selected by us as reporting companies whose lines of business are comparable to ours. The graph assumes that $100 was invested in our common shares and the other indices on January 31, 1999, and that all dividends were reinvested.

In previous years, our peer group was comprised of competitors and companies engaged in construction-related activities. In 2004, we changed our peer group to include firms that are more similar to us in product offerings and which we believe more accurately represent each of our lines of business. Our new and old peer groups consist of the following companies:

New Peer Group	Old Peer Group
A.M. Castle & Co. Huttig Building Products, Inc MSC Industrial Direct Co. Inc. Noland Company Watsco, Inc. Wesco International Wolseley plc. W.W. Grainger, Inc.	A.M. Castle & Co.
Building Materials Holding Corp.
Centex Corp.
Florida Rock Industries, Inc.
Industrial Distribution Group, Inc.
Lawson Products, Inc.
Lennar Corporation
Noland Company
Watsco, Inc.
W.W. Grainger, Inc.

All companies in our new peer group are publicly traded firms engaged in the distribution of construction, repair and maintenance-related products.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG HUGHES SUPPLY, INC., THE S & P SMALLCAP 600 INDEX,

A NEW PEER GROUP AND AN OLD PEER GROUP

*	$100 invested on 1/31/99 in stock or index-including reinvestment of dividends. Fiscal year ended January 31.

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors’ Meetings and Attendance

During the last fiscal year, the Board of Directors held a total of seven meetings. Board members also serve on various committees which meet periodically. Inclusive of committee meetings, each member of the Board attended at least 75% of the total number of meetings held by the Board and the committees upon which such member served.

Committees of the Board of Directors

The Board has standing, Audit, Compensation, Directors’ Stock Option Plan, Executive, Nominating/Corporate Governance and Stock Option Plan committees. The memberships of the standing committees of the Board of Directors are listed in the directors’ biographies set forth below under “Election of Directors.”

Our Executive Committee acted three times by written consent during our last fiscal year to appoint certain officers and approve certain banking resolutions. Our Executive Committee has authority to act on matters of general corporate governance when the Board is not in session.

Our Audit Committee met four times during our last fiscal year. At its meetings, our Audit Committee appointed our independent auditors for fiscal 2004, reviewed the reports of our internal audit staff, reviewed the professional services provided by the independent auditors together with the range of audit and nonaudit fees, reviewed its charter, reviewed our proxy statement and Form 10-K, and reviewed quarterly earnings releases and Forms 10-Q.

Our Compensation Committee met five times and acted three times by written consent during our last fiscal year and reviewed and approved the compensation of members of our executive management group. It also issued stock options and adopted stock performance plans under our 1997 Executive Stock Plan. Our Compensation Committee has the authority to administer our 1997 Executive Stock Plan. Information with respect to our Compensation Committee’s actions for the last fiscal year is set forth elsewhere in this proxy statement under “Compensation Committee Report on Executive Compensation.”

Our Nominating/Corporate Governance Committee met five times during our last fiscal year. It considered nominees to fill director vacancies and a new director position created since our last annual meeting of shareholders and made recommendations to the Board concerning such nominees. Our Nominating/Corporate Governance Committee considered corporate governance matters and guidelines and decided to take formal action on such matters following adoption by the appropriate regulatory agencies and bodies, including without limitation the Securities and Exchange Commission and New York Stock Exchange rules, regulations and standards concerning the same. Our Nominating/Corporate Governance Committee also reviewed its charter.

The Stock Option Plan Committee has the authority to administer our 1988 Stock Option Plan. The 1988 Stock Option Plan has expired and therefore no new awards were made under it during our last fiscal year. This plan, however, remains in effect for the purpose of administering outstanding awards made under it. The Stock Option Plan Committee did not meet during our last fiscal year.

The Directors’ Stock Option Plan Committee has the authority to administer our Directors’ Stock Option Plan adopted January 24, 1989, as amended. The Directors’ Stock Option Plan has expired and therefore no new awards were made under it during our last fiscal year. This plan, however, remains in effect for the purpose of administering outstanding awards made under it. The Directors’ Stock Option Plan Committee did not meet during our last fiscal year.

Family Relationships Between Certain Directors and Executive Officers

The following family relationship exists between our directors and executive officers:

David H. Hughes and Vincent S. Hughes are brothers. Clyde E. Hughes III is not related to David H. Hughes or Vincent S. Hughes.

ELECTION OF DIRECTORS

(Proposal 1)

Our Restated Articles and Bylaws provide that the Board will be divided into three approximately equal classes of directors. Generally, each director is elected for a three-year term, with one class of directors being elected at each annual meeting of shareholders. However, when a new director is appointed to fill a vacancy on the Board, that director holds office only until the next election of directors by shareholders.

Our Board is currently comprised of ten directors.

John D. Baker II, Dale E. Jones, William P. Kennedy and Patrick J. Knipe have been nominated by the Board for election as directors at the annual meeting. Each of the nominees is currently a member of the Board and has consented to serve as a director if elected. Messrs. Jones and Knipe are the only nominees for the Board who are neither executive officers nor directors standing for re-election. The nomination of Mr. Jones was recommended by our Chief Executive Officer. Our Nominating/Corporate Governance Committee reviewed and recommended approval of, and our full Board approved, Mr. Jones’s nomination. The nomination of Mr. Knipe was recommended by our Chairman. Our Nominating/Corporate Governance Committee reviewed and recommended approval of, and our full Board approved, Mr. Knipe’s nomination. If elected at the annual meeting, John D. Baker II, Dale E. Jones, William P. Kennedy and Patrick J. Knipe will serve until the annual meeting of shareholders in 2007, until the election and qualification of their respective successors or until their earlier death, resignation or removal.

Voting Information with Regard to the Elections Proposal

It is the intention of the persons named as proxies to vote the proxies FOR the election to the Board of the nominees named above, unless a shareholder directs otherwise. In the event that a vacancy (which is not anticipated) arises among these nominees prior to the annual meeting, the proxy may be voted for a substitute nominee designated by the Board.

The affirmative vote of a plurality of the votes cast by the holders of our common shares will be required to elect the nominees as directors. Abstentions and broker non-votes will have no effect on the outcome of the voting to elect the directors.

The Board of Directors recommends a vote “FOR” the election of the nominees named in this proposal.

Director Information

Set forth below is information concerning the nominees to be elected at the annual meeting, as well as certain information concerning the directors whose terms extend beyond the annual meeting. Set forth below with respect to each director or director nominee is his or her name, age, principal occupation and business experience for the past five years and length of service as a director.

Directors to be Elected at the Annual Meeting

John D. Baker II

Age: 55

Mr. Baker currently serves, and since March 1994 has served, as a director. Mr. Baker also serves as Chairman of our Audit Committee, a member of our Nominating/Corporate Governance Committee and Presiding Director for our non-management directors as a group. Mr. Baker currently serves, and since 1996 has served, as President, Chief Executive Officer of Florida Rock Industries, Inc. and also currently serves and since 1979 has served as a director of Florida Rock Industries, Inc. Mr. Baker also currently serves as a director of Patriot Transportation Holding, Inc., and Wachovia Bank, Inc. Mr. Baker’s term as a director expires at our 2004 Annual Meeting.

Dale E. Jones

Age: 44

Mr. Jones currently serves, and since August 2003 has served, as a director. Mr. Jones also serves as a member of our Compensation, Directors’ Stock Option Plan and Stock Option Plan Committees. Mr. Jones currently serves and since October 2001 has served as managing partner for the southeast area and as a senior partner of Heidrick & Struggles International, Inc., an executive search firm. From January 2000 to October 2001, Mr. Jones served as managing partner for the Atlanta office and as a senior partner of Heidrick & Struggles International, Inc. From January 1999 to December 1999, Mr. Jones served as a partner of Heidrick & Struggles International, Inc. Mr. Jones’s term as a director expires at our 2004 Annual Meeting.

William P. Kennedy

Age: 60

Mr. Kennedy currently serves, and since March 1999 has served, as a director. Mr. Kennedy also serves as a member of our Audit, Compensation, Directors’ Stock Option Plan and Stock Option Plan Committees. Mr. Kennedy currently serves and since 1991 has served as Chief Executive Officer of Nephron Pharmaceuticals Incorporated, a manufacturer of sterile pharmaceutical products. Mr. Kennedy served as Chairman and Chief Executive Officer of Rotech Medical, a home health services company, from 1981 to 1997. Mr. Kennedy’s term as a director expires at our 2004 Annual Meeting.

Patrick J. Knipe

Age: 63

Mr. Knipe currently serves, and since February 2004 has served, as a director. Mr. Knipe also serves as a member of our Audit Committee. Mr. Knipe,

a certified public accountant, currently serves, and since 1998 has served, as an accounting consultant to law firms and public accounting firms. Mr. Knipe served as managing partner or audit partner for the Orlando office of Coopers & Lybrand, an international public accounting firm, from 1986 until his retirement in 1997, and also served as an associate, audit partner and managing partner of Colley, Trumbower & Howell, a public accounting firm, from 1964 to 1986, prior to its merger with Coopers & Lybrand. Subsequent to Mr. Knipe’s retirement, Coopers & Lybrand merged with PriceWaterhouse to form PricewaterhouseCoopers LLP, our independent auditors. Mr. Knipe’s term as a director expires at our 2004 Annual Meeting.

Directors Whose Terms Extend Beyond the Annual Meeting

Robert N. Blackford

Age: 67

Mr. Blackford currently serves, and since December 1970 has served, as a director. Mr. Blackford also serves as a member of our Audit Committee and Chairman of our Nominating/Corporate Governance Committee. Mr. Blackford served as our Secretary from February 1974 to May 1997. Mr. Blackford practiced law with the law firm of Maguire, Voorhis & Wells, P.A. from 1968 to 1998, and also with its successor Holland & Knight LLP from 1998 until his retirement in 2001. Mr. Blackford’s term as a director expires at our 2006 Annual Meeting.

H. Corbin Day

Age: 66

Mr. Day currently serves, and since October 1996 has served, as a director. Mr. Day currently serves, and since 2003 has served, as Chairman of the Executive Committee of Jemison Investment Company, Inc., a diversified holding company with interests in nested steel drums, lumber products, building materials, slurry and dredge pump manufacturing, magazine publishing and real estate. Mr. Day also currently serves as a director of Protective Life Corporation, an insurance and investment services firm, and European Investors Incorporated, a real estate securities and real estate investment trust asset management firm. Mr. Day’s term as a director expires at our 2006 Annual Meeting.

David H. Hughes

Age: 60

Mr. Hughes currently serves, and since November 1986 and August 1968 has served, as Chairman and a director, respectively. Mr. Hughes also currently serves as a member of our Executive Committee. Mr. Hughes served as our Chief Executive Officer from May 1975 to May 2003, and our President from April 1974 to March 1994. Mr. Hughes also currently serves as a director of SunTrust Banks, Inc., Brown & Brown, Inc., an insurance agency, and Darden Restaurants, Inc. Mr. Hughes is the brother of Vincent S. Hughes, a director. Mr. Hughes’s term as a director expires at our 2005 Annual Meeting.

Vincent S. Hughes

Age: 63

Mr. Hughes currently serves, and since April 1966 has served, as a director. Mr. Hughes also serves as Chairman of our Executive Committee. Mr. Hughes served as our Vice President from April 1972 to November 2001. Mr. Hughes also currently serves as a director of United Community Bankshares of Florida. Mr. Hughes’s term as a director expires at our 2005 Annual Meeting. Mr. Hughes is the brother of David H. Hughes, our Chairman and a director.

Amos R. McMullian

Age: 66

Mr. McMullian currently serves, and since November 2001 has served, as a director. Mr. McMullian also currently serves as Chairman of our Compensation, Directors’ Stock Option Plan and Stock Option Plan Committees and a member of our Nominating/Corporate Governance Committee. Mr. McMullian currently serves, and since November 2000 has served, as Chairman of the Board of Flowers Foods, Inc., which produces and markets fresh and frozen baked foods. Mr. McMullian served as Chief Executive Officer of Flowers Foods, Inc. from November 2000 to January 2004. Mr. McMullian served as Chairman of the Board of Flowers Industries, Inc., the former parent company of Flowers Foods, Inc., prior to its acquisition by Kellogg in March 2001, from 1985 to March 2001 and as its Chief Executive Officer from 1981 to March 2001. Mr. McMullian’s term as a director expires at our 2005 Annual Meeting.

Thomas I. Morgan

Age: 50

Mr. Morgan currently serves, and since May 2001, March 2001, and May 2003 has served, as a director, our President and our Chief Executive Officer, respectively. Mr. Morgan is also currently serves as a member of our Executive Committee. Mr. Morgan served as our Chief Operating Officer from March 2001 to May 2003. Mr. Morgan also currently serves, and since March 2004 has served, as a director of Rayonier, Inc., a global supplier of timber, performance fibers and wood products. Mr. Morgan served as Chief Executive Officer of enfoTrust Networks, a firm providing information storage, management and delivery solutions, from February 2000 to March 2001 and Chief Executive Officer of Value America, an online retailer, from February 1999 to November 1999. On August 11, 2000, Value America filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Mr. Morgan served as Chief Executive Officer of U.S. Office Products from 1997 to January 1999, and in a variety of positions at Genuine Parts Company, an automotive and office products distributor, from 1975 to 1997. Mr. Morgan’s term as a director expires at our 2006 Annual Meeting.

AUDIT COMMITTEE REPORT

Our management is responsible for our internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and for issuing a report concerning such audit. The Audit Committee is responsible for reviewing and overseeing these processes.

In connection with the preparation of our Annual Report for the year ended January 30, 2004:

•	The Audit Committee reviewed and discussed the audited financial statements with management;

•	The Audit Committee discussed with the independent auditors the material required to be discussed by SAS 61; and

•	The Audit Committee reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee approved the audited financial statements for inclusion in the Annual Report for the year ended January 30, 2004.

Submitted by the Audit Committee of the Board of Directors.

John D. Baker II, Chairman

Robert N. Blackford

William P. Kennedy

Patrick J. Knipe

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We, and in particular the Board, operate under formal corporate governance guidelines. These guidelines are available on our website at www.hughessupply.com. We will provide a copy of these guidelines to anyone without charge upon request. Any such request should be made in writing to Hughes Supply, Inc., Attention: Secretary, One Hughes Way, Orlando, Florida 32805.

Code of Business Conduct and Ethics for Directors, Officers and Financial Managers

We have adopted a formal Code of Business Conduct and Ethics for Directors, Officers and Financial Managers, violations of which may be reported to the Audit Committee. This code is available on our website at www.hughessupply.com. We will provide a copy of this code to anyone without charge upon request. Any such request should be made in writing to Hughes Supply, Inc., Attention: Secretary, One Hughes Way, Orlando, Florida 32805.

Presiding Director and Communications to the Board

Our non-management directors appointed John D. Baker II to serve as Presiding Director on March 26, 2004, for the purpose of presiding over executive sessions of the non-management directors. We have adopted formal Guidelines for Communication with Non-Management Directors. These guidelines are available on our website at www.hughessupply.com. We will provide a copy of these guidelines to anyone without charge upon request. Any such request should be made in writing to Hughes Supply, Inc., Attention: Secretary, One Hughes Way, Orlando, Florida 32805. Communications to our non-management directors or other members of the Board may be confidentially submitted by calling 1-866-228-2142.

Policy Regarding Attendance of Directors at Annual Meeting of Shareholders

Directors are encouraged to attend our annual meeting of shareholders. To facilitate such attendance, we endeavor to schedule a regular meeting of the Board on the same date as our annual meeting. All of our directors attended our 2003 Annual Meeting of Shareholders.

Audit Committee Composition, Charter, Independence, Financial Literacy and Financial Expertise

Our Audit Committee consists of John D. Baker II, Chairman, Robert N. Blackford, William P. Kennedy and Patrick J. Knipe. The committee operates under a formal charter. This charter is available on our website at www.hughessupply.com and is also attached as Exhibit “A.” The Board has considered the independence of our Audit Committee members, applying our Director Independence Standards and applicable laws, rules and regulations, and determined that all members of the committee are independent for purposes of serving on the committee. The Board has also determined that all members of the committee meet the financial literacy requirements for service on the committee. The Board has determined that Patrick J. Knipe is an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

Compensation Committee Composition, Charter and Independence

Our Compensation Committee consists of Amos R. McMullian, Chairman, Dale E. Jones and William P. Kennedy. The committee operates under a formal charter. This charter is available on our website at www.hughessupply.com. We will provide a copy of this charter to anyone without charge upon request. Any such request should be made in writing to Hughes Supply, Inc., Attention: Secretary, One Hughes Way, Orlando, Florida 32805. The Board has considered the independence of our Compensation Committee members, applying our Director Independence Standards and applicable laws, rules and regulations, and determined that all members of the committee are independent for purposes of serving on the committee.

Nominating/Corporate Governance Composition, Committee Charter, Process and Policies

Our Nominating/Corporate Governance Committee consists of Robert N. Blackford, Chairman, John D. Baker II and Amos R. McMullian. The committee operates under a formal charter. This charter is available on our website at www.hughessupply.com. We will provide a copy of this charter to anyone without charge upon request. Any such request should be made in writing to Hughes Supply, Inc., Attention: Secretary, One Hughes Way, Orlando, Florida 32805. The Board has considered the independence of our Nominating/Corporate Governance Committee members, applying our Director Independence Standards and applicable laws, rules and regulations, and determined that all members of the committee are independent for purposes of serving on the committee.

Our Nominating/Corporate Governance Committee assesses the size and membership of the Board and determines whether any vacancies are to be expected. In the event of any vacancies, it considers potential candidates for director, which may come to its attention through current Board members, shareholders, professional search firms or other persons. Our Nominating/Corporate Governance Committee has established specific qualifications that must be met by a Committee-recommended nominee. Under these criteria, a majority of our Board should be independent under the listing standards of the New York Stock Exchange. In addition, a nominee: should demonstrate high ethical standards and integrity in his or her personal and professional dealings and be willing to act on and remain accountable for Board decisions; have the ability to provide wise, thoughtful counsel on a broad range of issues; possess high intelligence and wisdom and apply it in decision making; be financially literate; value Board and team performance over individual performance; be open to other opinions and willing to listen; approach others assertively, responsibly and supportively and raise tough questions in a manner that encourages open discussion; have a history of achievements that reflect high standards for themselves and others; be committed to seeking exceptional performance of the Company, both in absolute terms and relative to its peers; and have the ability to commit sufficient time and attention to effectively serve on our Board and its committees.

Generally, our Nominating/Corporate Governance Committee seeks to ensure that the Board as a whole will possess the following specific qualities or skills: diversity, knowledge and contacts in our lines of business or in lines of business relevant to our business, knowledge and expertise in various specialties such as marketing, production, strategic planning, distribution, management, technology, accounting, finance and law, and fit of each director’s skills, experience and personality with the other directors. Our Nominating/Corporate Governance Committee meets to review and report to the Board on possible candidates for membership and annually recommends a slate of nominees to the Board with respect to nominations for the Board at our annual meeting of shareholders.

Our By-Laws require that a shareholder who wishes to nominate an individual for election as a director at an annual meeting of shareholders must give us advance notice in writing delivered to our President or Secretary at Hughes Supply, Inc., One Hughes Way, Orlando, Florida 32805 not less than 120 days prior to the first anniversary of the preceding year’s annual meeting, or January 20, 2005, in connection with next year’s annual meeting. In the event of a special meeting or that the date of the next annual meeting is changed by more than 30 days from the first anniversary date, the submission must be made not more than ten days after such date is first announced or disclosed. The notice must include the name and address of the nominee, the number and class of all shares of our capital stock owned by the nominee, certain information regarding the nominee that would be required to be disclosed under Securities and Exchange Commission rules in a proxy statement, the nominee’s signed consent to serve as a director, the total number of shares of our capital stock that will be voted for the nominee, and the name and address of and number of shares of our capital stock owned by the nominating shareholder. Our Nominating/Corporate Governance Committee will not consider nominations made outside the procedures set forth in our By-Laws. Our Nominating/Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by shareholders, members of the Board, and executive officers.

INDEPENDENT PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP served as our independent auditors for the fiscal year ended January 30, 2004. We have engaged PricewaterhouseCoopers LLP as our auditors for the fiscal year ending January 2005, subject to fee negotiation. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting where they will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Auditor Fees

The following table presents fees billed by PricewaterhouseCoopers LLP for professional services for fiscal years 2004 and 2003, by category as described in the notes to the table.

	2004($)	2003($)
Audit Fees(1)	451,500	360,288
Audit-Related Fees(2)	71,600	414,221
Tax Fees(3)	160,518	740,601
All Other Fees(4)	0	0

(1)	Aggregate fees billed for professional services rendered for the audit of our annual financial statements included in our annual report on Form 10-K, review of interim financial statements included in our quarterly reports on Form 10-Q, registration statements and comment letters, and other services normally provided in connection with our statutory and regulatory filings or engagements.

(2)	Aggregate fees billed for professional services rendered for assurance and services reasonably related to the performance of the audit or review of our financial statements, including Sarbanes-Oxley Act compliance and due diligence matters.

(3)	Aggregate fees billed for professional services rendered for tax compliance, tax advice, tax planning, and preparation of tax forms, including federal and state income tax returns.

(4)	No other fees billed for professional services other than those described above.

The Audit Committee considered whether PricewaterhouseCoopers LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence.

Prior to engagement in fiscal 2004, our Board pre-approved the independent auditor services within each category. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, our Board requires specific approval before engaging the independent auditor. Our Audit Committee will not approve any prohibited non-audit service or any non-audit service that individually or in the aggregate may impair, in the committee’s opinion, the independence of our independent auditor. Our Audit Committee approves in advance all audit services, audit-related services and tax-related services provided by our independent public accountants. Pursuant to the pre-approval policy adopted by the Board in 2003, our Audit Committee also approves all other services provided by the independent public accountants in advance on a case-by-case basis. All engagements of the independent public accountants in 2003 were pre-approved pursuant to the policy.

Pre-approval Policy

In 2003, the Audit Committee adopted a Pre-approval Policy governing the pre-approval of all audit and non-audit services performed by the independent auditor in order to ensure that the performance of such services does not impair the auditor’s independence. According to this policy, the Audit Committee will annually review and pre-approve the audit services and fees that may be provided by the independent auditor during the following year and may from time-to-time review and pre-approve audit-related services, tax services and all other services to be provided by the independent auditor. The term of any pre-approval is for the 12-month period ended March 31st. For pre-approval, the Audit Committee will consider whether the service is consistent with the Securities and Exchange Commission’s rules on auditor independence, as well as whether the independent auditor is in the best position to provide the service for reasons such as its familiarity and expertise with our business, employees, culture, accounting and information systems, risk profile and other factors. All such factors will be considered in the aggregate, with no single factor being determinative.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate these pre-approval responsibilities to management. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for all audit, audit-related and tax services, and the total amount of fees for services classified as all other services.

Requests or applications to provide services that require pre-approval by the Audit Committee will be submitted to the Audit Committee (or the person to whom the Audit Committee has delegated pre-approval authority under the policy) by both the independent auditor and the Chief Financial Officer and must include (i) a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence, and (ii) with respect to each proposed pre-approved service, detailed back-up documentation regarding the specific service to be provided. Requests or applications for services to be provided by the independent auditor that do not require separate approval by the Audit Committee will be submitted to the Chief Financial Officer and will include a description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have previously received the pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

MISCELLANEOUS

The Board does not intend to present and knows of no other person who intends to present any matter of business at the annual meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the meeting, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their best judgment.

By Order of the Board of Directors

/s/ Mark D. Scimeca

MARK D. SCIMECA

Secretary and Associate General Counsel

Orlando, Florida

April 20, 2004

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY; THEREFORE, IF YOU DO NOT EXPECT TO ATTEND THE 2004 ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO FILL IN, SIGN AND RETURN THE PROXY FORM OR VOTE VIA TELEPHONE OR THE INTERNET AS SOON AS POSSIBLE.

EXHIBIT “A”

HUGHES SUPPLY, INC. BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Audit Committee (“Committee”) of the Board of Directors (“Board”) of Hughes Supply, Inc. (“Company”) is to assist the Board in fulfilling its financial oversight responsibilities. In furtherance of this purpose, the Committee shall:

Oversee the accounting, financial reporting and internal controls processes of the Company, and the audits of the Company’s financial statements.

Review and appraise the independence, qualifications, and performance of the independent auditor.

Review and appraise the independence, qualifications, and performance of the Company’s internal audit function.

Prepare such Committee reports as may be required by law, or deemed advisable by the Board, for inclusion in the Company’s annual proxy statement.

Composition

The Committee shall be comprised of three or more directors, each of whom shall be determined by the Board to be independent under the rules of the New York Stock Exchange (“NYSE”), the Securities and Exchange Commission (“SEC”), and applicable law.

Qualifications

The Committee shall be composed of directors who are financially literate, as determined by the Board. At least one member of the Committee shall have accounting or related financial management expertise as determined by the Board, or be an “audit committee financial expert” as defined in the rules of the SEC. No member of the Committee shall serve on the audit committees of more than three public companies, unless the Board determines that such service would not impair the ability of such member to effectively serve on the Committee, and discloses such determination in the Company’s annual proxy statement.

Appointment and Removal

Members of the Committee shall be appointed by the Board. Members shall serve until a successor is duly elected and qualified, or until such Member’s earlier removal or resignation. Members of the Committee may be removed, with or without cause, by a majority vote of the Board.

Chair

A majority of the Board may elect the Committee Chair from among the Committee’s members. In the event the Board does not do so, the Committee shall elect a Chair from among its members by majority vote. A Chair may be removed by the Board with or without cause. A Chair elected by the Committee may be removed by the Committee with or without cause.

Meetings

The Committee shall meet as frequently as circumstances dictate, but in no event less than quarterly. The Committee Chair, or a majority of the members of the Committee, may call meetings of the Committee. Meetings may be conducted in person or by electronic means, provided that all members are able to simultaneously communicate with one another.

The Committee may invite to its meetings any director, member of management of the Company, and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate.

To discuss any matters the Committee believes should be addressed privately, the Committee shall periodically meet in executive session with the CEO, the CFO, the controller, general counsel and other members of management; separately with management, the director of the Company’s internal audit function, and the independent auditor.

Duties and Responsibilities

The Committee shall carry out the duties and responsibilities set forth below. These functions should serve as a guide with the understanding that the Committee may determine to carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal, or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in this Charter.

Reporting

Report regularly to the Board with respect to matters that are relevant to the Committee’s discharge of its responsibilities and with respect to such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chair or any other member of the Committee designated by the Committee to make such report.

Document/Reports Review

Prior to public dissemination, the Committee shall discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor. Such discussion shall include the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the matters required to be discussed pursuant to Statement of Auditing Standards No. 61. In preparation for, or in the course of, such discussions, the Committee shall consider:

whether any significant internal control deficiency exists that could impair the Company’s ability to accurately deal with financial data; and

the existence of any fraud involving management, or employees who have a significant role in the Company’s internal control over financial reporting.

Independent Auditors

The Committee shall supervise the Company’s relationship with its independent auditor, including resolving disagreements between management and the independent auditor. In performance of this duty, the Committee shall:

Appoint, retain, compensate, evaluate, and terminate the Company’s independent auditor.

In its sole discretion, approve all non-audit services, including tax services, for which the independent auditor may be engaged by the Company before the services are rendered. In considering the approval of any such engagement, the Committee shall be guided by such rules and regulations of the NYSE or SEC to which the Company may be subject. This authority may be delegated to the Chair.

Require the independent auditor to provide a report describing its internal controls, including issues raised by internal review or governmental or professional inquiry regarding such controls,

and the auditor’s independence of, and all relationships with, the Company. Ascertain that the independent auditor is complying with requirements for mandatory audit partner rotation.

Seek the advice of management and the Company’s internal auditor regarding the independent auditor’s independence, qualifications, experience, performance, and general suitability. The Chair shall consider in advance, with management, the rationale for employing audit firms other than the principal independent auditors.

In addition to the items delineated above, the Committee shall, in general, perform all acts necessary to ensure that the independent auditor meets all qualifications as may be mandated from time to time by the NYSE, SEC, or other governing authority.

Internal Auditor

The Committee shall review and concur in the appointment, replacement, reassignment or dismissal of the Chief Audit Executive (CAE). The CAE shall report functionally to the Committee and administratively to the CFO. At least annually, the Committee shall review the function, organization, personnel and performance of the internal audit group and shall appraise the performance of the CAE.

In consultation with the independent auditor, the CFO and the CAE, the Committee shall review annually the audit scope and plan of the internal auditors and the independent auditors. Coordination of internal and external audit efforts shall be addressed to assure the completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

Financial Reporting Process

In consultation with the independent auditor, management, and the internal auditor, the Committee shall review the integrity of the Company’s financial reporting processes, both internal and external. The Committee shall consider the adequacy of the Company’s internal controls including computerized information systems controls and security and the effect of such major changes as management may recommend or implement in the Company’s internal controls. Such consideration shall include examination of any significant findings and recommendations of the independent auditors and internal auditors and the effect of any off-balance sheet financial structures on the Company’s financial statements.

The Committee shall review, with the independent accountant, issues arising in the course of the audit. Such consideration may include, without limitation, difficulties in access to Company personnel or records; disagreements with management; accounting adjustments considered but “passed;” opinions formulated regarding internal controls and management’s report thereon; and communications on any audit issue between the audit team and the independent auditor’s management.

Legal and Ethical Compliance

The Committee shall:

Periodically review legal, compliance, and regulatory matters with the Company’s legal counsel, including any legal matters that could significantly impact the Company’s financial statements.

Set clear hiring policies for employees or former employees of the independent auditor.

Establish procedures for the receipt, retention, confidential treatment, and anonymity of complaints received by the Company from employees or outside sources, regarding accounting, internal controls, and audit matters. Review any complaints that might have been received, current status and resolution, if one has been reached.

Delegation to Subcommittees

In fulfilling its responsibilities, the Committee shall be entitled to delegate any of the foregoing duties and responsibilities to a subcommittee of the Committee. Any such delegation may be revoked by the Committee at any time.

Process Improvement

The Committee shall periodically consider improvements in its own function, policy and procedure, as well as improvements in the practices of those areas for which the Committee has oversight responsibility. In consultation with the independent auditor, management, and the internal auditor, the Committee shall review significant accounting estimates made in management’s preparation of financial statements.

The Committee shall review this Charter no less frequently than annually, reassess its adequacy, consider changes that are necessary as a result of new laws or regulations and recommend to the Board any proposed changes the Committee considers necessary or valuable.

Performance Evaluation

The Committee shall conduct a self-evaluation no less than annually.

Committee Functionality

In conjunction with the Nominating/Corporate Governance Committee of the Board, the Committee shall consider the qualifications and criteria for membership of the Committee; the appointment and removal of members of the Committee; and the structure, operation, and general effectiveness of the Committee.

The Committee shall have the power and authority, without need of approval from the Board, to perform whatever acts it deems necessary to carry out its responsibilities under this Charter, including the authority to undertake investigations into the affairs of the Company in the course of conducting the business of the Committee and to retain, at the expense of the Company, such outside counsel, advisors, professionals and experts as the Committee shall deem necessary or advisable for the purpose. The Committee shall also perform such other duties and functions as the Board may reasonably delegate from time to time or as may be assigned by law or the Company’s charter or bylaws.

Limitation of Duties

The Committee recognizes that the Company’s financial management, the independent auditors, and the internal auditors, have, in general, more detailed knowledge regarding the Company than do Committee members. Consequently, it is not the duty of the Committee or the Chair to assure the completeness or accuracy of the Company’s financial statements, or the compliance of such statements with generally accepted accounting principles.

Disclosure

This Charter, as the same may be amended from time to time, shall be disclosed on the Company’s website and in the Company’s proxy statements and securities filings to the extent required by applicable laws, rules and regulations.

ANNUAL MEETING OF SHAREHOLDERS OF

HUGHES SUPPLY, INC.

May 20, 2004

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

Proposal 1. Election of Directors to serve until the Annual Meeting of Shareholders in 2007.

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

John D. Baker II

Dale E. Jones

William P. Kennedy

Patrick J. Knipe

Proposal 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

FOR AGAINST ABSTAIN

This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of Proposal 1. The proxies may vote in their discretion as to other matters that may properly come before the meeting.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HUGHES SUPPLY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 20, 2004, and does hereby appoint Mark D. Scimeca, David H. Hughes and Thomas I. Morgan, and any of them, with full power of substitution, as proxy or proxies of the undersigned, to represent the undersigned and vote all shares of Hughes Supply, Inc. Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Hughes Supply, Inc. to be held at the principal executive offices of the Company, located at 501 West Church Street, Orlando, Florida 32805, at 10:00 a.m., on May 20, 2004, and at any adjournment(s) thereof.

TO BE SIGNED ON OTHER SIDE

ANNUAL MEETING OF SHAREHOLDERS OF

HUGHES SUPPLY, INC.

May 20, 2004

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE—Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

Proposal 1. Election of Directors to serve until the Annual Meeting of Shareholders in 2007.

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

John D. Baker II

Dale E. Jones

William P. Kennedy

Patrick J. Knipe

Proposal 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of Proposal 1. The proxies may vote in their discretion as to other matters that may properly come before the meeting.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.